UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2019

INVESTORS REAL ESTATE TRUST
(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 31st Avenue SW, Suite 60, Post Office Box 1988, Minot, ND 58702-1988
(Address of principal executive offices) (Zip code)

(701) 837-4738
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, no par value	IRET	New York Stock Exchange
Series C Cumulative Redeemable Preferred Shares	IRET-C	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement
On September 13, 2019, Investors Real Estate Trust (the “Company”), IRET Properties, a North Dakota Limited Partnership ("Issuer"), IRET, Inc. (“General Partner”), and certain subsidiaries of the Company entered into a Note Purchase and Private Shelf Agreement (the “Note Agreement”) with PGIM, Inc., an affiliate of Prudential Financial, Inc., and certain affiliates of PGIM, Inc. (collectively, “Prudential”). Concurrently, the Issuer issued $75 million of senior promissory notes bearing interest at a rate of 3.84% per annum (the “Series A Notes”), which were previously disclosed by the Company via a Form 8-K filing on September 16, 2019.
Pursuant to the terms of the Note Agreement, the Company may request that Prudential purchase up to $75 million of senior promissory notes of the Company, minus the aggregate principal amount of notes outstanding under the Note Agreement, with a maturity date not to exceed thirteen years after the date of original issuance thereof (the "Shelf Notes"). Pursuant to this provision, the Company submitted to Prudential a request for purchase (the "Request for Purchase") requesting that Prudential and other purchasers purchase $50 million of the Shelf Notes on September 30, 2019 (the "Series B Notes"). The Company anticipates using the proceeds received from the Series B Notes for the refinance or repayment of indebtedness and working capital purposes. The Series B Notes contain the following principal terms.

a)	Maturity Date: The entire outstanding principal balance of the Series B Notes is due and payable on September 30, 2028 (the "Maturity Date").

b)
Interest: The Series B Notes bear interest at the rate 3.69% per annum. Interest payments are due quarterly in arrears on March 13, June 13, September 13 and December 13 of each year, commencing on December 13, 2019. All accrued but unpaid interest is due and payable on the Maturity Date.

c)
Prepayment, Acceleration and Events of Default: The obligations of the Company under the Series B Notes may be accelerated upon the occurrence of an event of default under the Note Agreement, which includes customary events of default, including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, an ERISA event and the failure to pay specified indebtedness.

d)
Covenants: The Note Agreement contains affirmative, negative, and financial covenants customary for agreements of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, priority indebtedness, fundamental changes, transactions with affiliates, certain restrictive agreements, and violations of laws and regulations. The Note Agreement requires the maintenance of a specified consolidated leverage ratio, consolidated secured leverage coverage ratio, total unsecured indebtedness to aggregate borrowing base value ratio, recourse debt to total asset value ratio, fixed charge coverage ratio, and tangible net worth ratio, in each case, consistent with the requirements of the Company’s Second Amended and Restated Credit Agreement, as amended (the “Credit Agreement”). The obligations of the Company will be unconditionally guaranteed by each subsidiary that guarantees the obligations of the Company under the Credit Agreement.

On September 30, 2019, the Company submitted to Prudential a Confirmation of Acceptance indicating the Company's acceptance and issuance of the Series B Notes on such date. A copy of the form of Series B Note is attached hereto as Exhibit 4.3.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 above regarding the Company’s entry into the Note Agreement and issuance of the Series B Notes is incorporated by reference.

Item 9.01    Financial Statements and Exhibits.
Exhibits

Exhibit
Number	Description
4.1
Note Purchase and Private Shelf Agreement, dated as of September 13, 2019, by and among IRET Properties, a North Dakota Limited Partnership, as the Issuer, Investors Real Estate Trust, as the Parent, IRET, Inc., as the General Partner, certain subsidiaries of the Parent, PGIM, Inc., an affiliate of Prudential Financial, Inc., certain affiliates of PGIM, Inc., and the Purchasers of the Series A Notes (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 16, 2019).

4.2	Form of Series A Senior Note under the Note Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K dated September 16, 2019).
4.3*	Form of Series B Notes under the Note Agreement
4.4	Form of Guaranty Agreement under the Note Agreement (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K dated September 16, 2019).
4.5
Second Amendment to Second Amended and Restated Credit Agreement and related Annex I attached thereto, by and among IRET Properties, a North Dakota Limited Partnership, as the Borrower, the Guarantors party thereto, the several financial institutions party thereto, as Lenders, and the Bank of Montreal, as Administrative Agent (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K dated September 16, 2019).

101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document.

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

	By	/s/ Mark O. Decker, Jr.
Mark O. Decker, Jr.
Date: October 1, 2019		President and Chief Executive Officer